Luby's Reports Fourth Quarter Fiscal 2011 Results

HOUSTON, Nov. 9, 2011 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the fourth quarter fiscal 2011, a seventeen-week period, and for the fiscal year, a fifty-three week period, which ended on August 31, 2011. This year's fourth quarter and fiscal year included an extra week compared to last year's fourth quarter and fiscal year. Last year's results included thirty-one days of Fuddruckers' activity, as Luby's completed the acquisition of substantially all of the assets of Fuddruckers on July 26, 2010.

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Fourth Quarter Review

  Restaurant sales were $105.3 million, an increase of $28.5 million compared to the same quarter last year. On a comparable sixteen-week to sixteen-week basis, restaurant sales grew 29.1%, to $99.1 million. During the quarter, same store sales declined 0.6% at the 96 Luby's restaurants compared to the same quarter last year. A decline in customer traffic was partially offset by a 1.7% increase in average customer spending. The 61 company-operated Fuddruckers and Koo Koo Roo locations added approximately $32.1 million to restaurant sales.

Table 1: Same Store Sales by Quarter
	Q1	Q2	Q3	Q4	YTD

FY2011 Same-Store Sales (96 stores):	5.5%	2.7%	3.5%	(0.6%)	2.5%
FY2010 Same-Store Sales (95 or 96 stores ):*	(13.3%)*	(12.5%)*	(4.8%)	(0.5%)	(7.4%)

* 95 stores in Q1FY2010 and Q2 FY2010.

Note: Fuddruckers locations will not meet the Company's same-store sales definition until after 18 consecutive accounting periods, and thus are not included in the results reported above.

Table 2: Restaurant Sales (In thousands)
Restaurant Sales	Q4 FY2011 17 weeks Ended 8/31/2011	Q4 FY2010 16 weeks Ended 8/25/2010	Variance	%

Luby's Cafeterias (96 stores)	$ 73,160	$ 69,265	$ 3,895	5.6%
Fuddruckers and Koo Koo Roo (1)	32,098	7,477	24,621

Restaurant Sales	$ 105,258	$ 76,742	$ 28,516	37.2%

Restaurant Sales below adjusted to exclude the seventeenth week in Q4 (In thousands).
Restaurant Sales	Q4 FY2011 16 weeks Ended 8/24/2011	Q4 FY2010 16 weeks Ended 8/25/2010	Variance	%

Luby's Cafeterias (96 stores)	$ 68,856	$ 69,265	$ (409)	(0.6%)
Fuddruckers and Koo Koo Roo (1)	30,210	7,477	22,734

Restaurant Sales	$ 99,067	$ 76,742	$ 22,325	29.1%
(1) 58 stores at FY2010 end; 61 stores at FY2011 end.

  Revenue from Culinary Contract Services rose to $5.6 million in the fourth quarter fiscal 2011 compared to $4.2 million in the same fiscal quarter last year. Adjusting for the extra week in fiscal 2011, revenue grew approximately 25% to $5.3 million. Culinary Contract Services operated 22 facilities as of August 31, 2011 versus 18 facilities at the end of the fourth fiscal quarter last year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $14.1 million in the fourth quarter of fiscal 2011, or 13.4% of restaurant sales, compared to $10.2 million in the fourth quarter of fiscal 2010, or 13.2% of restaurant sales. On a comparable sixteen-week basis, store level profit grew to $13.2 million, an approximate 30% increase versus last year's fourth quarter. Store level profit as a percentage of restaurant sales rose as reductions in payroll and related expenses exceeded increases in food and other operating costs as a percentage of restaurant sales.
  In the fourth quarter fiscal 2011, Luby's reported income from continuing operations of $2.9 million, or $0.10 per share, compared to $1.1 million in the same quarter last year, or $0.04 per share. The 2011 results included (1) a $0.9 million after-tax gain on asset disposals, (2) a $0.2 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers, (3) a $0.6 million decrease in the tax valuation allowance and (4) a $0.1 million after-tax reversal of an accrual for legal settlement costs.  Last year's results included (1) a $1.4 million after-tax gain from auction rate securities that were redeemed at par value during the 2010 fourth quarter, (2) a decrease in the tax valuation allowance of $2.4 million, (3) $2.0 million in after-tax expenses associated with an accrual for a legal settlement and costs associated with the acquisition of Fuddruckers, and (4) $0.2 million after-tax non-cash asset impairment charge.  The table below outlines the special items included in this year's and last year's results.

Table 3: Reconciliation of income from continuing operations to income (loss) from continuing operations, before special items (1,2)
	Q4 FY2011		Q4 FY2010
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 2,930	$ 0.10	$ 1,137	$ 0.04
Fuddruckers legal and professional fees	240	0.01
Asset charges; (gain) loss on disposal of assets	(942)	(0.03)	192	0.01
Tax valuation allowance decrease	(580)	(0.02)	(2,359)	(0.08)
Gain in fair market value of Investments			(1,369)	(0.05)
Legal settlement accrual and Fuddruckers acquisition expenses	(139)	(0.01)	1,997	0.07
Income (loss) from Continuing Operations, before special items	$ 1,509	$ 0.05	$ (402)	$ (0.01)

(1)  The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure.This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

Chris Pappas, President and CEO, remarked, "We achieved our goal to be profitable in fiscal 2011 as we generated $2.9 million in income from continuing operations. We also produced solid sales gains with a 2.5% same store sales increase for the year. We would like to thank our dedicated employees, whose hard work and dedication made fiscal 2011 a success.

"Our largest undertaking in fiscal 2011 was integrating Fuddruckers, its fifty-eight company-owned stores and its franchise network. With the first phase of the integration now complete, we feel confident that we have established a firm foundation to grow Fuddruckers. During fiscal 2011, we opened a smaller footprint prototype restaurant with a simplified menu in downtown Houston, bringing the world's greatest hamburger to downtown Houston. We started enhancing the look and feel of many locations and added new menu items as well as upgraded a number of the core menu items. We discussed opportunities with our franchisees to expand the Fuddruckers brand and enhance our operating systems. We would like to thank everyone involved in the successful integration including our customers, our employees and our franchisees.

"We made great strides in expanding our Culinary Contract Services opportunities during the past fiscal year. We believe we have achieved our growth by focusing on quality and offering our institutional clients a personalized touch to their service needs. We are an amenity that sets their facilities apart.

"During fiscal 2011, we generated $16.5 million in cash provided by operating activities, including $9.9 million during the fourth fiscal quarter. We were able to produce solid operating cash flow in fiscal 2011 due to our 2.5% same store sales increase, while keeping a close rein on expenses. As always, we will continue to focus on generating strong cash flow.

"During the fourth quarter, we relocated a 24-year old Luby's Cafeteria from an end of strip center location to a freestanding facility to gain greater visibility. We took the opportunity to enhance our facility using new and more innovative design elements from our prototype design, combining a family-friendly residential style atmosphere with our quality food and welcoming service. The open floor plan features abundant natural light with rich wood finishes and bronze accents. It's exciting to see the sales increase that a brand new facility brings to a concept.

"Due to our strong operating cash flow and our closed property sales, we have paid down almost $30 million of debt since we closed the Fuddruckers acquisition in July 2010. We ended the year with $21.5 million outstanding under our credit facility, down from $51.3 million when we closed the Fuddruckers acquisition. During the fourth quarter, we completed an amendment to our $50.0 million credit facility, extending the maturity date to September 2014, giving us increased financial flexibility.

"As always, we remain committed to maintaining a solid balance sheet. We ended the 2011 fiscal year with shareholders' equity of $165.0 million, cash of $1.3 million and $27.3 million in availability under our credit facility.

"After completing our fiscal 2012 planning and budgeting process, we are even more committed to growing our brands, both in existing and new markets. In fiscal 2012, we plan on opening at least three and up to five Fuddruckers locations. We are also in talks with our franchisees and expect approximately five to ten new locations to open within the 2012 fiscal year, including one in Mexico."

Operating Expense Review

Food costs rose approximately $8.3 million in the fourth quarter fiscal 2011 compared to the same fiscal quarter last year, primarily due to the sales volume from Fuddruckers restaurants. About $1.8 million of the increase is due to the extra week included in the quarter. Food costs as a percentage of restaurant sales rose to 28.4% in the fourth quarter fiscal 2011 from 28.2% in the comparable quarter last year due to rising food commodity costs and the impact of lower menu price offerings, primarily the "All You Can Eat" weekend breakfast program partially offset by favorable changes in menu mix. Fuddruckers restaurants results continued to be impacted by inflation in beef prices, which were up over 10% compared to the fourth quarter last year.

Payroll and related costs in the fourth quarter fiscal 2011 rose $9.5 million, to $36.6 million, compared to last year's fiscal fourth quarter results. Approximately $2.2 million of the increase can be attributed to the extra week. As a percentage of restaurant sales, payroll and related costs declined to 34.8% in the fourth quarter fiscal 2011 from 35.3% in the same quarter last year, primarily due to the inclusion of the Fuddruckers' labor costs, which are lower as a percentage of restaurant sales compared to Luby's Cafeterias. Combined restaurant management labor costs were up on a year-over-year basis due to an increase in the number of restaurant field management employees deployed into the restaurant units.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses in the fourth quarter fiscal 2011 rose approximately $6.8 million, to $24.7 million, compared to the same quarter last year, due to the Fuddruckers acquisition. About $1.5 million of the increase is associated with the extra week. As a percentage of restaurant sales, other operating expenses rose to 23.5% compared to 23.3% in the same quarter last year, primarily due to higher occupancy costs associated with the leased Fuddruckers locations and increased utilities, supplies and services expenses. Due to the focus on economical local marketing initiatives, marketing and advertising expenditures continued to be lower than last year.

Depreciation and amortization expense rose approximately $0.4 million in the fourth quarter fiscal 2011 compared to the same quarter last year, due to the addition of the Fuddruckers assets acquired in July 2010.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses declined approximately $0.3 million in the fourth quarter fiscal 2011 compared to the same quarter last year, as last year's results included a legal settlement accrual and costs associated with the acquisition of Fuddruckers. As a percentage of total revenues, general and administrative expenses declined to 8.4% in the fourth quarter of fiscal 2011, compared to 12.1% in the same quarter last year. Included in the expenses for the fourth quarter of fiscal year 2011 are approximately $0.3 million ($0.2 million after-tax) in professional fees and expenses related to the integration of Fuddruckers.

Fiscal Year Review

  Restaurant sales increased $95.0 million, to $325.4 million, during fiscal year 2011. Excluding the fifty-third week, restaurant sales were $319.2 million. Fuddruckers contributed sales of $93.1 million in fiscal 2011 compared to $7.5 million last year.  Luby's Cafeteria restaurant sales rose $9.4 million during the period. Excluding the impact of the extra week, Luby's Cafeteria restaurant sales rose $5.1 million, or 2.3%.
  Luby's Culinary Contract Services division generated $15.6 million in sales during fiscal 2011 compared to $13.7 million last fiscal year.
  Income from continuing operations was $2.6 million in fiscal 2011, compared to a loss of $0.6 million in fiscal 2010.
  Store level profit rose to $41.2 million during fiscal 2011, up from $32.8 million in fiscal 2010. Excluding the extra week, store level profit was approximately $40.3 in fiscal 2011. As a percentage of restaurant sales, store level profit declined to 12.7% in fiscal 2011, compared to 14.2% in fiscal 2010.

Table 4: Reconciliation of income (loss) from continuing operations to income (loss) from continuing operations, before special items (1, 2)
Item	FY2011		FY2010
	Amount ($000s)	Per Share	Amount ($000s)	Per Share
Income (Loss) from Continuing Operations	$ 2,583	$ 0.09	$ (612)	$ (0.02)
Fuddruckers legal and professional fees	1,017	0.04
Asset charges; net gain (loss) on disposal of assets	(886)	(0.03)	(424)	(0.01)
Gain in fair market value of Investments			(1,080)	(0.04)
Legal settlement accrual and Fuddruckers acquisition expenses	(139)	(0.01)	2,761	0.10
Tax valuation allowance decrease	(479)	(0.02)	(1,961)	(0.07)

Income (loss) from Continuing Operations before Special Items	$ 2,096	$ 0.07	$ (1,316)	$ (0.04)

(1) The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure.This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

Outlook

In fiscal 2011, Luby's reinforced its foundation for growth by integrating Fuddruckers, developing new prototypes, and establishing its Culinary Services as a top-tier operator in our core market. In order to leverage that foundation, we project that our capital expenditures will be within the range of $15 to $20 million in fiscal 2012. Included in that figure are several upgrades and refreshes to both restaurant brands. As part of that capital budget, we plan to open one combination Luby's/Fuddrucker's standalone facility, as well as three to five new Fuddruckers during fiscal year 2012.

We currently expect our same store sales to grow by 0.25% to 1.0% and our earnings per share for fiscal 2012 to be in the range of $0.09 to $0.12. We remain cautious regarding possible consumer reactions going forward to prevailing unemployment levels and inflation.

Our objective remains to grow cash flow from operating activities and profitability for the full fiscal 2012. Profitability is contingent on same store sales growth as well as effective management of our expenses. Food commodity cost increases will continue to negatively impact our margin, absent significant increases in guest counts and favorable menu mix tilted toward higher margin offerings.

Conference Call

The Company will host a conference call tomorrow, November 10, 2011, at 10:00 a.m., Central Time, to discuss further its 2011 fiscal fourth quarter and year end quarter results. To access the call live, dial (480) 629-9770 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through November 17, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4481827#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 94 Lubys cafeterias, 57 Fuddruckers restaurants, and four other non-core restaurants. Its 94 Luby's Cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 57 company-operated locations and 121 franchises across the United States (including Puerto Rico) and Canada. Luby's Culinary Services provides food service management to 21 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended		Year Ended
	August 31, 2011	August 25, 2010	August 31, 2011	August 25, 2010

	(119 days)	(112 days)	(371 days)	(364 days)
	(Unaudited)		(Unaudited)
SALES:
Restaurant sales	$ 105,258	$ 76,742	$ 325,383	$ 230,342
Culinary contract services	5,601	4,214	15,619	13,728
Franchise revenue	2,470	645	7,092	645
Vending revenue	209	44	654	44

TOTAL SALES	113,538	81,645	348,748	244,759
COSTS AND EXPENSES:
Cost of food	29,896	21,627	94,166	63,477
Payroll and related costs	36,590	27,103	113,083	82,824
Other operating expenses	24,701	17,862	76,956	51,245
Opening costs	168	41	346	243
Cost of culinary contract services	5,336	3,803	14,516	12,464
Depreciation and amortization	5,182	4,744	17,204	15,217
General and administrative expenses	9,544	9,854	29,530	25,503
Provision for asset impairments, net	—	250	84	282
Net loss (gain) on disposition of property and equipment	(1,427)	41	(1,427)	(924)

Total costs and expenses	109,990	85,325	344,458	250,331

INCOME (LOSS) FROM OPERATIONS	3,548	(3,680)	4,290	(5,572)
Interest income	—	16	4	39
Interest expense	(692)	(340)	(2,443)	(640)
Impairment increase in fair value of investments	—	2,074	—	1,636
Other income, net	406	227	1,276	844

Income (loss) before income taxes and discontinued operations	3,262	(1,703)	3,127	(3,693)
Provision (benefit) for income taxes	332	(2,840)	544	(3,081)

Income (loss) from continuing operations	2,930	1,137	2,583	(612)
Income (loss) from discontinued operations, net of income taxes	(84)	(621)	382	(2,281)

NET INCOME (LOSS)	$ 2,846	$ 516	$ 2,965	$ (2,893)

Income (loss) per share from continuing operations:
Basic	$ 0.10	$ 0.04	$ 0.09	$ (0.02)
Assuming dilution	$ 0.10	0.04	$ 0.09	(0.02)
Income (loss) per share from discontinued operations:
Basic	$ —	$ (0.02)	$ 0.01	$ (0.08)
Assuming dilution	$ —	(0.02)	$ 0.01	(0.08)
Net income (loss) per share:
Basic	$ 0.10	$ 0.02	$ 0.10	$ (0.10)
Assuming dilution	$ 0.10	$ 0.02	$ 0.10	$ (0.10)
Weighted average shares outstanding:
Basic	28,267	28,145	28,237	28,129
Assuming dilution	28,332	28,152	28,297	28,129

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 31,	August 25,	August 31,	August 25,
	2011	2010	2011	2010
	(119 days)	(112 days)	(371 days)	(364 days)
	(Unaudited)	(Unaudited)	(Unaudited)

Restaurant sales	92.7%	93.9%	93.3%	94.1%
Culinary contract services	4.9%	5.2%	4.5%	5.6%
Franchise revenue	2.2%	0.8%	2.0%	0.3%
Vending revenue	0.2%	0.1%	0.2%	—%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.4%	28.2%	28.9%	27.6%
Payroll and related costs	34.8%	35.3%	34.8%	36.0%
Other operating expenses	23.5%	23.3%	23.7%	22.2%
Store level profit	13.4%	13.2%	12.7%	14.2%

(As a percentage of total sales)
General and administrative expenses	8.4%	12.1%	8.5%	10.4%
INCOME/(LOSS) FROM OPERATIONS	3.1%	(4.5)%	1.2%	(2.3)%

Consolidated Balance Sheets (In thousands)

	August 31, 2011	August 25, 2010
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,252	$ 2,300
Trade accounts and other receivables, net	4,429	2,213
Food and supply inventories	4,191	3,097
Prepaid expenses	1,960	1,070
Assets related to discontinued operations	67	49
Deferred income taxes	2,865	431

Total current assets	14,764	9,160
Property held for sale	1,046	1,828
Assets related to discontinued operations	7,837	18,418
Property and equipment, net	166,963	172,040
Intangible assets, net	28,098	29,292
Goodwill	195	195
Deferred incomes taxes	7,680	9,672
Other assets	1,437	1,737

Total assets	$ 228,020	$ 242,342

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 14,226	$ 12,514
Liabilities related to discontinued operations	609	884
Accrued expenses and other liabilities	18,587	19,047

Total current liabilities	33,422	32,445
Credit facility debt	21,500	41,500
Liabilities related to discontinued operations	1,220	953
Other liabilities	6,841	6,083

Total liabilities	62,983	80,981

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,651,277 and 28,564,024, respectively; Shares outstanding were 28,151,277 and 28,064,024, respectively	9,168	9,140
Paid-in capital	23,772	23,089
Retained earnings	136,872	133,907
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	165,037	161,361

Total liabilities and shareholders' equity	$ 228,020	$ 242,342

Consolidated Statements of Cash Flows (In thousands)

	Year Ended
	August 31, 2011	August 25, 2010	August 26, 2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 2,965	$ (2,893)	$ (26,418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(3,317)	(1,864)	18,996
Depreciation and amortization	17,276	15,488	18,918
(Gain) impairment of investments	—	(1,636)	997
Amortization of debt issuance cost	893	327	160
Non-cash compensation expense	27	258	263
Share-based compensation expense	755	955	1,338
Reduction tax benefits from stock options	71	90	—
Gain on acquisition	(137)	—	—
Deferred tax expense (benefit)	1,009	(4,672)	(6,346)

Cash provided by operating activities before changes in operating asset and liabilities	19,542	6,053	7,908
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	(2,224)	(135)	1,889
(Increase) decrease in food and supply inventories	(1,094)	411	17
(Increase) decrease in prepaid expenses and other assets	(952)	(476)	862
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,181	3,444	(5,916)

Net cash provided by operating activities	16,453	9,297	4,760

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of long-term investments	—	8,539	625
Acquisition of Fuddruckers	(600)	(63,064)	—
Proceeds from disposal of assets, insurance proceeds and property held for sale	14,672	9,393	3,307
Purchases of property and equipment	(11,038)	(3,580)	(12,348)

Net cash provided by (used in) investing activities	3,034	(48,712)	(8,416)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	86,650	122,100	24,800
Credit facility repayments	(106,650)	(80,600)	(24,800)
Debt issuance costs	(562)	(667)	(28)
Proceeds received on the exercise of employee stock options	27	—	—

Net cash provided by (used in) financing activities	(20,535)	40,833	(28)

Net increase (decrease) in cash and cash equivalents	(1,048)	1,418	(3,684)
Cash and cash equivalents at beginning of year	2,300	882	4,566

Cash and cash equivalents at end of year	$ 1,252	$ 2,300	$ 882